August 29, 2000


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Dear Sir:

We have read and agree with the statements contained in Sub-Item 77k of Form N-SAR of the Goldman Sachs Trust's Institutional Liquid Assets Portfolios, Financial Square Funds, Asset Allocation Portfolios and Specialty Funds.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP